UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

3700 N. Capital of Texas Hwy #350, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 15, 2017, the Board of Directors of Asure Software, Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into the Indemnification Agreement with its current directors and executive officers (each, an “Indemnitee”), effective January 1, 2018.

The Indemnification Agreement supplements indemnification rights and obligations of the Indemnitee and the Company already included in the Company’s Restated Certificate of Incorporation. Under the terms of the Indemnification Agreement, the Company, among other things, will indemnify, to the fullest extent permitted by law, the Indemnitee for certain losses if such Indemnitee was or is or becomes a party to or participant in any claim by reason of or arising from any event related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other entity or by reason of an action or inaction by the Indemnitee in any such capacity, including claims brought by or in the Company’s right, claims brought by third parties and claims in which the Indemnitee is a witness. The Indemnification Agreement also provides for the advancement of certain expenses paid or incurred by the Indemnitee, provided that the advanced funds will be repaid to the Company to the extent it is ultimately determined, following the final disposition of the claim, that the Indemnitee is not entitled to indemnification from the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Stock Option Grants and Changes in Base Salaries

On December 15, 2017, the Board of Directors took certain actions with respect to executive compensation arrangements.

The Board granted options to purchase 50,000 shares of the Company’s common stock to each of Patrick Goepel, the Chief Executive Officer, Kelyn Brannon, the Chief Financial Officer, Joseph Karbowski, the Chief Operating Officer, and Eyal Goldstein, the Chief Revenue Officer of the Company.  All of the options are incentive stock options and are contingent on stockholder approval of a new equity plan.  The exercise price of the options is the closing price of the common stock on the Nasdaq Capital Market on December 15, 2017. The options have a five year term and will vest in four equal installments over a 4 year period subject to continued service.

The Board approved an annual base salary increase for each of Kelyn Brannon, Joseph Karbowski and Eyal Goldstein, effective January 1, 2018. The base salary of Ms. Brannon will increase from $275,000 to $300,000 and the base salaries of Messrs. Karbowski and Goldstein will increase from $240,000 to $300,000. Our Board also approved an increase in Mr. Karbowski’s cash bonus target from 40% to 50% of his base salary, effective January 1, 2018.

Executive Change in Control Severance Plan

On December 15, 2017, the Board approved an Executive Change in Control Severance Plan (“Plan”), effective January 1, 2018.  Participants in the Plan will include named executive officers and certain other full-time employees who are approved by the Compensation Committee of the Board.  The Plan provides severance benefits to the participant if the participant is terminated without cause or resigns for good reason within 90 days before the change in control or within the 1 year after the change in control. The severance benefits will include a cash payment equal to one (1) times (in the case of named executive officers) the participant’s base salary, a prorated target annual bonus and continued health benefits for 12 months, and the participant’s unvested time-based equity awards will vest.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Form of Indemnification Agreement
10.2	Executive Change in Control Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: December 21, 2017                                                                 By           /s/ Kelyn Brannon
               Kelyn Brannon, Chief Financial Officer